Exhibit 4.1

MUTUAL RELEASE AND RESTRUCTURING AGREEMENT

THIS SETTLEMENT AGREEMENT (“Agreement”) is effective as of August 26, 2005, by and between among Viper Networks, Inc., a Nevada corporation with principal offices at 10373 Roselle St., Suite 170, San Diego, California 92121 (the “RELEASEE”) on the one hand, and Officer/Director, an individual whose principal address is ______________ (the “RELEASOR”).

WHEREAS:

A.  The Releasor is an officer, director, shareholder and creditor of Releasee.

B.  The Releasee and the Releasor, subject to the terms and conditions of this Agreement, seek to fully and finally settle and terminate all liabilities and obligations that the Releasee has or may have to the Releasor and to fully and finally settle and terminate all liabilities and obligations that the Releasor may have to the Releasee.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.00.  Release of Claims by the Releasee and Releasor.

1.01.  Release by Releasee.  In consideration of: (a) the mutual releases herein; (b) the indemnifications provided by the Releasor to the Releasee as set forth herein; (c) the Releasor's delivery of one (1) or more common certificates representing an aggregate of ________________ (_________) shares of the common stock of Releasee ($0.001 par value) (the "Cancelled Shares") (c) the delivery by the Releasor of a Letter of Resignation attached as Exhibit A to this Agreement; and (d) the full and faithful performance of the obligations by the Releasor as set forth in Section 1.04 of this Agreement and upon execution of this Agreement by the Releasor and the Releasee, then the Releasee on its own behalf and on behalf of each of all of its current and former officers, directors, agents, parent corporations, sister corporations, affiliates, attorneys, heirs, successors in interest, and assigns (the "Releasing Parties"), hereby fully and forever releases, acquits and discharges the Releasor and his agents, heirs, assigns, successors in interest, trustees, trustors, beneficiaries, attorneys, together with all affiliates, business associates, all entities currently or previously associated or affiliated with the Releasor,  of and from any and all liabilities, claims, demands, actions, causes of action and rights (contingent accrued, or otherwise) (collectively, as "Claims") which the Releasee (and any officer, director, employee or agent of the Releasee) may now have against any or all parties hereby released.

1.02.  Release by Releasor.  In consideration of: (a) the mutual releases herein; (b) the indemnifications provided by the Releasee to the Releasor set forth herein; (c) the full and faithful performance of the obligations of the Releasee as set forth in Section 1.05 of this Agreement and upon execution of this Agreement by the Releasor and the Releasee, then the Releasor, individually and on behalf of his agents, affiliates, attorneys, heirs, successors in interest, and assigns, hereby fully and forever releases, acquits and discharges the Releasee and each of its current and former officers, directors, agents, parent corporations, sister corporations, affiliates, attorneys, heirs, successors in interest, and assigns of and from any and all Claims which the Releasor may now have against any or all parties hereby released

1.03.  Mutual Waiver; Section 1542.  In executing and delivering this Agreement and releasing each of the other respective parties herein, each party hereby waives any and all rights which may exist under Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR EXPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR, INCLUDING BUT NOT LIMITED TO ANY AND ALL OTHER ACTIONS WHICH MAY CONSTITUTE A BREACH OF A FIDUCIARY DUTY WHICH IS CURRENTLY UNKNOWN AND/OR UNDISCLOSED TO RELEASEE AT THE TIME OF EXECUTION OF THIS AGREEMENT.

1.04.  Actions to Be Taken by Releasor Upon Execution.  Releasor  agrees that upon execution of this Agreement, or at the times expressly provided for below in this Section 1.04:

(a)  The Releasor shall, at no cost or expense to Releasee, return and deliver the Cancelled Shares to the Releasee, which shall be comprised of the Shares of Releasee Common Stock represented in the Stock Certificates listed on Exhibit B attached hereto.

(b)  The Releasor shall deliver the Letter of Resignation attached as Exhibit A hereto.

1.05  Actions to Be Taken by Releasee Upon Execution. Releasee agrees that upon execution of this Agreement, or at the times expressly provided for below in this Section 1.04

(a)  Releasee shall issue to Releasor the Secured Promissory Note shown as Exhibit C attached hereto (the "Note") as payment in full of all amounts due the Releasor by Releasee;

(b)  Releasee shall grant to Releasor a Common Stock Purchase Warrant (the "Warrant") for the purchase of up to __________________________ (_________) shares of the Releasee's Common Stock ($0.001 par value) (the "Warrant Shares") shown as Exhibit D attached hereto; and

(c)  Releasee shall as soon as legally permissible file a Registration Statement on Form S-8 including the shares of common stock of Releasee owned by Releasor listed on Exhibit E attached hereto, and shall use its best efforts to have such Registration Statement become effective upon the filing thereor.  The common shares of Releasee owned by Releasor listed on Exhibit E attached hereto, will be non-dilutive and not subject to any reverse split or recapitalization.

1.06  Non-Termination of Stock Option Agreements.  The Releasee and the Releasor acknowledge and agree that all rights and obligations that the Releasee and the Releasor may have pursuant to existing Option to Purchase Agreements and that certain 2000 Equity Incentive

Plan (including, but not limited to, Non-Statutory Stock Options, Incentive Stock Options, Limited Rights, and Stock Awards) are not terminated  by this Agreement.

2.00  Representations.

2.01  Representations of the Releasor.  The Releasor hereby warrants and represents that, as of the date of execution of this Agreement:

(a)  he has the power and authority to execute and deliver this Agreement and to perform his obligations and covenants contemplated hereby;

(b)  that neither the execution of this Agreement nor performance hereunder will (i) violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under the terms, conditions or provisions of any contract, agreement or other instrument or obligation to which the Releasor is a party, or by which he may be bound, or (ii) violate any order, judgment, writ, injunction or decree applicable to him.

(c)  The Cancelled Shares are and will be as delivered to the Releasee under this Agreement (pursuant to Section 1.04(a) of this Agreement), free of all other claims, interests, charges, both legal and equitable, of any other person (including any that may be asserted under community property laws).

2.02  Representations of the Releasee.  The Releasee hereby warrants and represents that, as of the date of execution of this Agreement:

(a)  it has not taken any action which would cause or reasonably result in the transfer or assignment of the Understanding in whole or in part, to any other person or persons;

(b)  it is a corporation duly organized validly existing and in good standing under the laws of the state of its incorporation;

(c)  it has full corporate power and authority to execute and deliver this Agreement and to perform the obligations and covenants contemplated hereby;

(d)  the execution, delivery and performance of this Agreement has been duly authorized by its Board of Directors and no other corporate approvals are necessary;

(e)  that neither the execution of this Agreement nor performance hereunder will (i) violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under the terms, conditions or provisions of its Articles of Incorporation or By-Laws or any contract, agreement or other instrument or obligation to which it is a party, or by which it may be bound, or (ii) violate any order, judgment, writ, injunction or decree applicable to it.

3.00  Termination of Prior Agreements.  The parties hereby terminate all prior agreements, except those described in Section 1.06 herein, and expressly intend that the releases provided for herein shall release each and every party thereto from all obligations and liabilities thereunder.

4.00  Interpretation of Release.  Notwithstanding anything herein set forth to the contrary, no provision of this Agreement: (i) shall constitute or be construed as a release or discharge of any obligation, claims or causes of action hereafter arising out of the breach of any of the terms or provisions of this Agreement; nor (ii) shall it constitute an admission of liability by any party to any other party.

5.00  Indemnifications.

5.01  Indemnifications by Releasor.  The Releasor shall, upon receipt of an executed copy of this Agreement and the Releasee's full and faithful performance of all of its obligations of this Agreement, indemnify and defend the Releasee (and each person released and discharged, and their respective heirs, assigns, trustees, trustors, beneficiaries, attorneys, fiduciaries, employees, and consultants, and each of them) (all collectively, as the "First Indemnities"), and shall hold the First Indemnitees harmless from and against any and all loss, expense and/or liability arising directly or indirectly out of the enforcement or attempted enforcement by anyone (including, but not limited to, all current and former officers, directors, shareholders, parent corporations, sister corporations, limited liability companies, agents, fiduciaries, and all current and previous affiliates of the First Indemnitees, and each of them) for any of the same Claims released and discharged by each of the Releasor.   In addition, the Releasor hereby further indemnify the First Indemnitees from and against any and all loss, expense and/or liability arising directly or indirectly out of any Claims by any other person asserting any interest in the Cancelled Shares.

5.02  Indemnification by the Releasee.  The Releasee shall, upon receipt of an executed copy of  this Agreement and the Releasor' full and faithful performance of all the obligations of this Agreement, indemnify and defend the Releasor and their respective heirs, assigns, trustees, trustors, beneficiaries, attorneys, fiduciaries, employees, and consultants, and each of them) (all collectively, as the "Second Indemnities"), and shall hold the Second Indemnitees harmless from and against any and all loss, expense and/or liability arising directly or indirectly out of the enforcement or attempted enforcement by anyone (including, but not limited to, all current and former officers, directors, shareholders, parent corporations, sister corporations, limited liability companies, agents, fiduciaries, and all current and previous affiliates of the Second Indemnitees, and each of them) for any of the same Claims released and discharged by the Releasee.

6.00  Miscellaneous.

6.01  Further Assurances.  Each of the parties shall hereafter execute all documents and do all acts reasonably necessary to effect the provisions of this Agreement.

6.02  Cooperation Clause.  Each party agrees to cooperate fully and to take all additional actions that may be necessary or appropriate to give full force and effect to the terms and intent of this Agreement, including but not limited to, the execution of any further documents necessary to fully and finally resolve this matter, and full cooperation in any and all current, pending or future lawsuits and/or legal proceedings arising out of events which occurred during the entire time in which the Individual Releasor was involved in any sort of business relationship with the Releasee.

6.03  Independent Counsel.  Each of the parties to this Agreement acknowledges and agrees that it has had an opportunity to be represented by independent counsel of its own choice throughout all negotiations which preceded execution of this Agreement and the transaction referred to in this Agreement, and each has executed this Agreement with the consent and upon the advice of said independent counsel. Each party represents that he or it fully understands the provision of this Agreement, has consulted with counsel concerning its terms, and executes this Agreement of his or its own free choice without reference to any representations, promises or expectations not set forth herein.

6.04  Successors.  The provisions of this Agreement shall be deemed to obligate, extend to, and inure to the benefit of the successors, assigns, transferees, grantees, and indemnitees of each of the parties to this Agreement.

6.05  Attorneys' Fees.  In the event of a dispute between the parties concerning the enforcement or interpretation of this Agreement, the prevailing party in such dispute, whether by legal proceedings or otherwise, shall be reimbursed immediately for the reasonably incurred attorneys' fees and other costs and expenses by the other parties to the dispute.

6.06  Interpretation.  Whenever the context so requires: the singular number shall include the plural; the plural shall include the singular; and the masculine gender shall include the feminine and neuter genders.

6.07  Captions.  The caption by which the sections and subsections of this Agreement are identified are for convenience only, and shall have no effect whatsoever upon its interpretation.

6.08  Exhibits.  Exhibits A, B, C, D, and E are an integral part of this Agreement and each is incorporated by reference herein.

6.09  Integration and Amendments.  This Agreement, and those stipulations and other exhibits attached hereto, and which are hereby expressly incorporated herein by reference, after full execution, acknowledgment and delivery, memorializes and constitutes the entire agreement and understanding between the parties and supersedes and replaces all prior negotiations and agreements of the parties, whether written or unwritten. Each of the parties to this Agreement acknowledges that no other party, nor any agent or attorney of any other party has made any promises, representations or warranty whatsoever, express or implied, which is not expressly contained in this Agreement; and each party further acknowledges that he or it has not executed this Agreement in reliance upon any belief as to any fact not expressly recited here-in-above. No amendment or waiver of any provision, term, or condition of this Agreement shall be effective unless the same is in writing and executed by the party against whom enforcement is sought.

6.10  Severance.  If any provision of this Agreement is held to be illegal or invalid by a court of competent jurisdiction, such provision shall be deemed to be severed and deleted; and neither such provision, nor its severance and deletion, shall affect the validity of the remaining provisions unless such severance or deletion materially alters the bargain intended by the parties which is reflected in this Agreement and the stipulations and exhibits attached hereto.

6.11  Counterparts.  This Agreement may be executed in any number of counterparts.

6.12  Survival of Warranties.  All representations and warranties made in this Agreement shall survive any closing and any execution of this Agreement for a period of three (3) years after any applicable period provided under any statutes of limitation, repose, or otherwise.

6.13  Equitable Remedies.  In the event that any party to this Agreement fails to fully and faithfully perform their obligations under this Agreement, the non-breaching party to this Agreement shall be entitled to a decree of specific performance. This remedy shall not be exclusive and shall be in addition to any other remedy available to the parties. In addition, in the event that the Releasor fails to perform his obligations under this Agreement, the Releasee shall have a right of set-off against the Note, the Warrant and all of them as the Releasee may so determine.

6.14  Power to Bind.  Each party to this Agreement represents that it has read and understands the contents of this Agreement and is empowered and duly authorized to execute it in his individual or representative capacities.

6.15  Interpretation of Agreement.  This Agreement shall be interpreted in accordance with the law of the State of California as if this Agreement was fully performed and executed within the State of California.

6.16  Arbitration.  Any dispute or claim arising to or in any way related to this Agreement shall be settled by arbitration in San Diego, California but any dispute or controversy arising out of or interpreting this Agreement shall be settled in accordance with the laws of the State of California as if this Agreement were executed and all actions were performed hereunder within the State of California. All arbitration shall be conducted in accordance with the rules and regulations of the American Arbitration Association ("AAA"). AAA shall designate an arbitrator from an approved list of arbitrators following both parties' review and deletion of those arbitrators on the approved list having a conflict of interest with either party. Each party shall pay its own expenses associated with such arbitration (except as set forth in Section 6.05 Above). A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter has arisen and in no event shall such demand be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in questions would be barred by the applicable statutes of limitations. The decision of the arbitrators shall be rendered within 60 days of submission of any claim or dispute, shall be in writing and mailed to all the parties ;included in the arbitration. The decision of the arbitrator shall be binding upon the parties and judgment in accordance with that decision may be entered in any court having jurisdiction thereof.

6.17  Confidentiality & Non-Disparagement.  Each party to this Agreement acknowledges and agrees that this Agreement, the subject matter of this Agreement, all actions taken or required by any party to this Agreement in connection with this Agreement, and all actions contemplated or related to the performance of the express or implied obligations that each party has under this Agreement (all, collectively, as the "Confidential Matters") are and will remain confidential and that any disclosure of the Confidential Matters will likely result in irreparable injury to one or more other parties to this Agreement. Notwithstanding the foregoing, any party to this Agreement shall have the right to disclose any one or more of the Confidential Matters to the extent reasonably necessary to protect its rights under this Agreement or as may be required under the Securities Act of 1933, the Securities Exchange Act of 1934, and any similar laws of any state or other jurisdiction. The Releasor further agrees not to issue or cause to be issued any press release, other public statement, or any other description or statement to any third party which may cause or result in the creation or distribution of any disparaging disclosure regarding Releasee, Releasee's business, or any officer, director, employee, or agent of the Releasee at any time for a period of three (3) years from the date of this Agreement.

6.18  Additional Indemnification by Releasee of Releasor.  In addition to any and all other indemnification obligations of the Releasee to the Releasor under this Agreement, the Releasee shall indemnify and defend the Releasor and shall hold the Releasor harmless, to the maximum extent permitted by the laws, and decisions of the Courts, of the State of Nevada and by any additional federal or state laws or Court decisions, for any action, suit or proceeding in which the Releasor was or is a party or is threatened to be made a party in his capacity as, or as a result of the Releasor formerly being, a director and/or officer of the Releasee, including without limitation, any claim of, or action or proceeding pending or instituted by, Greenland Corporation. This Section 6.18 expressly excludes indemnification of the Releasor for any conduct on the part of the Releasor, whether known or unknown, which would constitute a breach of fiduciary duties and/or intentionally tortious conduct. This Section 6.18 is expressly excluded from any release by the Releasee under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement:

FOR RELEASEE:

BY:	DATED: _________________

BY:	DATED: _________________

FOR THE RELEASOR:
DATED: _________________